EXHIBIT 10(b)

INSURANCE AGREEMENT

THIS INSURANCE AGREEMENT, dated as of January 25, 2005, is entered into by and between AMBAC ASSURANCE CORPORATION, a Wisconsin-domiciled stock insurance company ("Ambac"), and THE PEOPLES GAS LIGHT AND COKE COMPANY, a corporation duly organized under the laws of the State of Illinois (the "Company").

WHEREAS, pursuant to the Indenture of Trust dated as of January 1, 2005, (the "Indenture") by and between the Illinois Finance Authority (the "Authority") and The Bank of New York Trust Company, N.A., as trustee (the "Indenture Trustee"), the Authority will issue $50,000,000 in aggregate principal amount of its Gas Supply Refunding Revenue Bonds, Series 2005A (the "Bonds");

WHEREAS, the Company has entered into a Loan Agreement dated as of January 1, 2005 with the Authority (the "Loan Agreement") whereby the Authority will loan to the Company the proceeds of the Bonds and the Company will issue a First Mortgage Bond (as defined in the Loan Agreement) to the Authority to evidence such Loan;

WHEREAS, Ambac will issue, subject to the provisions of this Agreement, its Financial Guaranty Insurance Policy in the form attached hereto as Annex A (the "Policy") which insures the scheduled payments of principal of and interest on the Bonds, as specified in the Policy; and

WHEREAS, the Company understands that Ambac expressly requires the delivery of this Agreement as part of the consideration for the delivery by Ambac of the Policy;

NOW, THEREFORE, in consideration of the premises and of the agreements herein contained and of the execution and delivery of the Policy, the Company and Ambac agree as follows.

ARTICLE I

DEFINITIONS; PREMIUM AND EXPENSES

Section 1.01. Definitions. Except as otherwise expressly provided herein or unless the context otherwise requires, the terms which are capitalized herein shall have the meanings specified in Annex B hereto.

Section 1.02. Forward Commitment Fee and Premium. Ambac agrees to issue the Policy on the Settlement Date (as defined in the Contract of Purchase between the Company and the underwriters of the Bonds dated January 19, 2005) and in consideration of Ambac's agreement to issue the Policy hereunder, the Company hereby agrees to pay a Forward Commitment Fee in the amount of

$8,861.53, which shall be payable as a lump sum on the Closing Date and a Premium in the amount of $363,831.00, which shall be payable as a lump sum upon delivery of the Policy.

Section 1.03. Certain Other Expenses. The Company will pay all reasonable fees and disbursements of Ambac's counsel related to any modification of this Agreement requested by the Company.

ARTICLE II

REIMBURSEMENT OBLIGATION; COVENANTS OF THE COMPANY

Section 2.01. Reimbursement Obligation. (a) The Company agrees to reimburse Ambac, from any available funds, immediately and unconditionally upon demand, for all amounts advanced by Ambac under the Policy. To the extent that any such payment due hereunder is not paid when due, interest shall accrue on such unpaid amounts at a rate equal to the Effective Interest Rate.

(b) The Company also agrees to reimburse Ambac immediately and unconditionally upon demand for (i) all reasonable expenses incurred by Ambac in connection with each Policy Payment and (ii) all reasonable expenses incurred by Ambac in connection with the enforcement by Ambac of the Company's obligations under this Agreement, together with interest on all such expenses from and including the date which is 30 days from the date a statement for such expenses is received by the Company to the date of payment at the Effective Interest Rate.

Section 2.02. Unconditional Obligation. The obligations of the Company under this Article II are absolute and unconditional and will be paid or performed strictly in accordance with this Agreement, irrespective of:

(a) any lack of validity or enforceability of, or any amendment or other modification of, or waiver with respect to the Bonds, the Indenture or this Agreement;

(b) any exchange, release or nonperfection of any security interest in property securing the Bonds, the Indenture or this Agreement or any obligations hereunder;

(c) any circumstances which might otherwise constitute a defense available to, or discharge of, the Company under this Agreement, the Indenture or otherwise with respect to the Bonds; or

(d) whether or not the Company's obligations under this Agreement or the Indenture, or the obligations represented by the Bonds, are contingent or matured, disputed or undisputed, liquidated or unliquidated.

ARTICLE III

REORGANIZATION; ALLOCATION OF DEBT

Section 3.01. Reorganization; Allocation of Debt. The Company hereby agrees that, in the event of a Reorganization, unless otherwise consented to by Ambac, the obligations of the Company under, and in respect of, the Bonds, the Indenture, the Loan Agreement and this Agreement shall be assumed by, and shall become direct and primary obligations of, a Regulated Utility Company.

ARTICLE IV

EVENTS OF DEFAULT; REMEDIES

Section 4.01. Events of Default. The following events shall constitute Events of Default hereunder:

(a) The Company shall fail to pay to Ambac any amount payable under Sections 1.02, 1.03 and 2.01 hereof and such failure shall have continued for a period in excess of ten days after receipt by the Company of written notice thereof;

(b) Any material representation or warranty made by the Company hereunder or any statement in the application for the Policy or any report, certificate, financial statement or other instrument provided in connection with the Policy or herewith shall have been materially false at the time when made; provided that if such misrepresentation or breached warranty is capable of being cured, such misrepresentation or breached warranty is not cured within sixty (60) days after receipt by the Company of written notice of such event;

(c) Except as otherwise provided in this Section 4.01, the Company shall fail to perform any of its other obligations hereunder, provided that such failure continues for more than sixty (60) days after receipt by the Company of written notice of such failure to perform;

(d) The Company shall (i) voluntarily commence any proceeding or file any petition seeking relief under the United States Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency or similar law, (ii) consent to the institution of, or fail to controvert in a timely and appropriate manner, any such proceeding or the filing of any such petition, (iii) apply for or consent to the appointment of a receiver, paying agent, custodian, sequestrator or similar official for the Company or for a substantial part of its property, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take action for the purpose of effecting any of the foregoing; or

(e) An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Company, or of a substantial part of its property, under the United States Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency or similar law or (ii) the appointment of a receiver, paying agent, custodian, sequestrator or similar official for the Company or for a substantial part of its property; and such proceeding or petition shall continue undismissed or unstayed for ninety (90) days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for ninety (90) days.

Section 4.02. Remedies. If an Event of Default shall occur and be continuing, then Ambac may take whatever action at law or in equity may appear necessary or desirable, including, without limitation, legal action for the specific performance of any covenant made by the Company herein, and, to the extent applicable, the pursuit of remedies available under the Bonds, to collect the amounts then due and thereafter to become due under this Agreement, or to enforce performance and observance of any obligation, agreement or covenant of the Company under this Agreement or the Bonds. All rights and remedies of Ambac under this Section 4.02 are cumulative and the exercise of any one remedy does not preclude the exercise of one or more of the other available remedies under this Agreement or now or hereafter existing at law or in equity.

ARTICLE V

MISCELLANEOUS

Section 5.01. Certain Information and Notices to Ambac. The Company agrees that, while the Policy is in effect:

(a) the Company shall furnish to Ambac as soon as practicable after the filing thereof, a copy of the Form 10-Ks and Form 10-Qs of the Company and a copy of any audited financial statements and annual reports of the Company; and

(b) upon receipt of thirty (30) days' prior written notice, the Company will permit Ambac to discuss the affairs, finances and accounts of the Company with appropriate officers of the Company.

Section 5.02. Parties Interested Herein. Nothing in this Agreement expressed or implied is intended or shall be construed to confer upon, or to give or grant to, any person or entity, other than the Company and Ambac, any right, remedy or claim under or by reason of this Agreement or any covenant, condition or stipulation hereof, and all covenants, stipulations, promises and agreements in this Agreement contained by and on behalf of the Company shall be for the sole and exclusive benefit of the Company and Ambac.

Section 5.03. Amendment and Waiver. Any provision of this Agreement may be amended, waived, supplemented, discharged or terminated only with the prior written consent of the Company and Ambac.

Section 5.04. Successors and Assigns; Descriptive Headings.

(a) This Agreement shall bind, and the benefits thereof shall inure to, the Company and Ambac and their respective successors and assigns; provided, that the Company may not transfer or assign any or all of its rights and obligations hereunder without the prior written consent of Ambac.

(b) The descriptive headings of the various provisions of this Agreement are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

Section 5.05. Counterparts. This Agreement may be executed in any number of copies and by the different parties hereto on the same or separate counterparts, each of which fully-executed counterparts shall be deemed to be an original instrument, and all of which shall constitute but one and the same instrument. Complete counterparts of this Agreement shall be lodged with the Company, the Trustee and Ambac.

Section 5.06. Term. This Agreement shall expire upon the earlier of (i) the expiration of the Policy in accordance with the terms thereof, (ii) the repayment in full to Ambac of any amounts due and owing to it by the Company under this Agreement or otherwise in respect of the Policy, or (iii) the Policy is not issued on or prior to July 1, 2005.

Section 5.07. Exercise of Rights. No failure or delay on the part of Ambac to exercise any right, power or privilege under this Agreement and no course of dealing between Ambac and the Company or any other party shall operate as a waiver of any such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which Ambac would otherwise have pursuant to law or equity. No notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances, or constitute a waiver of the right of the other party to any other or further action in any circumstances without notice or demand.

Section 5.08. Waiver. The Company waives any defense that this Agreement was executed subsequent to the date of the Commitment, admitting and covenanting that such Commitment was delivered pursuant to the Company's request and in reliance on the Company's promise to execute this Agreement.

Section 5.09. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements and understandings of the parties hereto with respect to the subject matter hereof, including but not limited to the Commitment.

Section 5.10. Notices. All written notices to or upon the respective parties hereto shall be deemed to have been given or made when actually received, or in the case of telecopier machine owned or operated by a party hereto, when sent and confirmed in writing by such machine as having been received, addressed as specified below or at such other address as any of the parties hereto may specify in writing to the others:

If to the Company:

The Peoples Gas Light and Coke Company
130 East Randolph Drive
Chicago, IL 60601
Attention: Treasurer

If to Ambac:

Ambac Assurance Corporation
One State Street Plaza
New York, New York 10004
Attention: General Counsel

Section 5.11. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

THE PEOPLES GAS LIGHT AND COKE COMPANY
By:	/s/ Douglas M. Ruschau
Title:	Vice President

AMBAC ASSURANCE CORPORATION
By:	/s/ Dennis Pidherny
Title:	Managing Director

ANNEX A

FORM OF FINANCIAL GUARANTY INSURANCE POLICY

ANNEX B

DEFINITIONS

For all purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, all capitalized terms shall have the meaning as set out below.

"Ambac" has the same meaning as set forth in the first paragraph of this Agreement.

"Agreement" means this Insurance Agreement.

"Closing Date" means January 25, 2005.

"Commitment" means that certain letter dated January 5, 2005 between the Company and Ambac, including the form of Forward Commitment for Financial Guaranty Insurance attached thereto as Annex A.

"Effective Interest Rate" means the "prime rate" announced by Citibank, N.A., from time to time, plus 1%.

"Event of Default" means those events of default set forth in Section 4.01 of this Agreement.

"Forward Commitment Fee" means the amounts payable by the Company to Ambac pursuant to Section 1.02 hereof.

"Owners" means the registered owner of any Bond as indicated in the books maintained by the applicable paying agent, the Company or any designee of the Company for such purpose. The term "Owner" shall not include the Company or any person or entity whose obligation or obligations by agreement constitute the underlying security or source of payment for the Bonds.

"Policy Payment" means a payment by Ambac pursuant to the terms and conditions of the Policy.

"Premium" means the amounts payable by the Company to Ambac pursuant to Section 1.02 hereof.

"Regulated Utility Company" means a corporation or a limited liability company engaged in the transmission and distribution of natural gas, and which is regulated by the applicable public service commissions in all of the states which comprise its service area.

"Reimbursement Obligations" means the amounts payable by the Company to Ambac pursuant to the provisions of Section 2.01(a) and (b) hereof.

"Reorganization" means any reorganization of the Company and its affiliates, or any transfer of a substantial portion of the assets of the Company, as a result of which the Company ceases to be a Regulated Utility Company.